Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2017 relating to the consolidated financial statements and financial statement schedules of OurPet’s Company included in its Form 10-K for the year ended December 31, 2016.

/s/ NMS, Inc.
NMS, Inc.

Mentor, Ohio

June 8, 2017